EXHIBIT 5.2

Internal Revenue Service

District Director

P.O. Box 2508

Cincinnati, OH 45201

Date: Mar 18 1999	Employer Identification Number:
52-2013874
DLN:
17007266024038
SLM Holding Corporation	Contact Person:
11600 Sallie Mae Drive	Cindy Perry ID#31888
Reston, VA 20193	Contact Telephone Number:
(877) 829-5500
Plan Name:
Sallie Mae 401K Savings Plan

Plan Number: 001

Dear Applicant:

We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

The enclosed document explains the significance of this favorable determination letter, points out some events that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination letter is applicable for the amendment(s) executed on September 11, 1998.

This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights and features that are currently available to all employees in the plan’s coverage group. For this purpose, the plan’s coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

This letter considers the changes in qualification requirements made by the Uruguay Round Amendments Act (GATT), Pub. L. 103-465, and the Taxpayer Relief Act of 1997 Pub. L. 105-34, and the changes in the qualifications requirements made by the Small Business Job Protection Act of 1996 Pub. L.

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104-188, that are effective before the first day of the first play year beginning after December 31, 1998.

SLM HOLDING CORPORATION

The information on the enclosed Publication 794 is an integral part of this determination. Please be sure to read and keep it with this letter.

The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.

We have sent a copy of this letter to your representative as indicated in the power of attorney.

If you have any questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely yours,

/s/ C. ASHLEY BULLARD
District Director

Enclosures:

Publication 794

Letter 835(DO/CG)

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